Exhibit 10.3

AMENDED AND RESTATED

OPTION AGREEMENT

This Amended and Restated Option Agreement (this “Restated Option Agreement”) by and among Indigo-Energy, Inc., a Nevada corporation (“Parent”), HDIMAX, Inc., a Delaware corporation (“HDIMAX” or “Surviving Corporation”), Fashion Style Mag, Inc., a Delaware corporation (“FSM”), and Rajinder Brar, as the sole owner of one hundred percent (100%) of the outstanding shares of common stock of FSM (“Owner”), is made effective as of November 21, 2014, in accordance with the following terms and conditions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS:

A. Whereas, Parent and HDIMAX entered into an Agreement and Plan of Merger effective as of September 2, 2014 (the “Merger Agreement”) with HDIMAX Acquisition Corporation, a wholly-owned subsidiary of Parent formed for the purpose of completing the merger (“Merger Sub”), which provides for the merger (the “Merger”) of Merger Sub with and into HDIMAX, with HDIMAX surviving the Merger as a wholly-owned subsidiary of Parent;

B. Whereas, FSM owns, either directly or indirectly, certain assets, set forth under Schedule A hereto (the “FSM Assets”);

C. Whereas, in connection with the Merger Agreement, Parent, HDIMAX, FSM and Owner entered into an Option Agreement effective as of September 8, 2014 (the “Option Agreement”);

D. Whereas, the Merger has not yet closed, and Parent, HDIMAX and Merger Sub entered into Amendment No. 1 to the Merger Agreement effective as of November 20, 2014 (the Merger Agreement, as so amended, the “Amended Merger Agreement”); and

E. Whereas, the parties hereto desire to amend and restate the Option Agreement pursuant to Section 8 (Entire Agreement; Modification) of the Option Agreement to ensure consistency with the Amended Merger Agreement and to make certain conforming changes.

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Restated Option Agreement and the Amended Merger Agreement, the parties hereto agree as follows:

1. OPTION TO PURCHASE FSM STOCK. Subject to the terms and conditions of this Restated Option Agreement, Owner hereby grants to Parent an irrevocable option (the “Option”) to purchase all of the outstanding capital stock of FSM, at any time on or before the Expiration Date (as defined below), for stock in Parent and/or cash equal to the fair market value of FSM at the time the Option is exercised.

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2. EXERCISE OF OPTION. Subject only to the closing of the Merger, Parent may exercise the Option, at any time after the Effective Time of the Merger and before the Expiration Date (the “Term of the Option”). Parent may exercise the Option directly, or through one or more of its subsidiaries. If Parent desires to exercise the Option, Parent shall deliver written notice to Owner and FSM stating Parent’s intention to exercise the Option (the “Exercise Notice”), and the closing related to the purchase of the FSM Assets shall be held within thirty (30) days of the delivery of the Exercise Notice.

3. EXPIRATION DATE. The Option shall expire at the earlier of (A) the termination of Amended Merger Agreement, in accordance with its terms, or (B) December 31, 2015 (such expiration date is referred to as the “Expiration Date”).

4. NON-COMPETITION AGREEMENT

(a) During the Term of the Option, neither FSM, Owner nor their respective Affiliates shall, either directly or indirectly, participate in, assist, aid or advise in any way any business or enterprise that competes with the Business. The “Business” means the business of HDIMAX, Inc., substantially as in effect immediately before the Closing (as defined in Amended Merger Agreement) of the transactions contemplated by Amended Merger Agreement, as such business may be modified from time to time at the discretion of the Board of Directors.

(b) During the Term of the Option, neither FSM, Owner nor their respective Affiliates shall, either directly or indirectly, solicit the business of any customer with which Parent or Surviving Corporation or their Affiliates has had a relationship, if such solicitation could reduce the amount of business Parent or Surviving Corporation conducts with such party.

5. COVENANTS OF OWNER AND FSM. Owner and FSM hereby covenant that the FSM Assets will not be transferred or in any way encumbered during the Term of the Option.

6. RELEASE OR CANCELLATION OF OPTION HOLDBACK STOCK.

(a) On the Closing Date, Buyer shall withhold the Option Holdback Stock that otherwise would be payable to Seller’s Principal Stockholder pursuant to Amended Merger Agreement. The Option Holdback Stock shall be held by Buyer and treated in the manner set forth below.

(b) Subject to the following requirements, the Option Holdback Stock shall be held back during the period following the Closing until the earlier of (i) the exercise of the Option or (ii) the expiration of the Option (the “Option Holdback Period”). Any dividends paid to, or accrued to the benefit of, stockholders of Buyer’s common stock on or after the Closing Date and before the release of the Option Holdback Stock (“Accrued Dividends”) shall be held in escrow along with the Option Holdback Stock and be transferred with the Option Holdback Stock when the Option Holdback Stock is released. Shares plus cash equal to Accrued Dividends (if any) shall be transferred and paid to Seller’s Principal Stockholder or cancelled in accordance with the schedule set forth below.

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(c)	Release or Cancellation of Option Holdback Stock.

(i)	If the Option Holdback Period ends due to the exercise of the Option, then the Option Holdback Stock, along with any Accrued Dividends, shall be delivered to Seller’s Principal Stockholder within three (3) business days of the exercise of the Option.

(ii)	If the Option Holdback Period ends due to the expiration of the Option, then the Option Holdback Stock, along with any Accrued Dividends, shall be canceled.

7. REMEDIES. Owner and FSM acknowledge and agree that a breach of Section 4 or Section 5 of this Restated Option Agreement by Owner or FSM cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect Parent from a violation of this Restated Option Agreement and from the harm that this Restated Option Agreement is intended to prevent. By reason thereof, Owner and FSM acknowledge and agree that Parent is entitled, in addition to all other remedies that Parent may have under this Restated Option Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Restated Option Agreement.

8. REPRESENTATIONS OF PARENT

(a) Organization. Parent is a company validly existing under the laws of Nevada and has the requisite power and authority to carry on business as is now being conducted.

(b) Authority. Parent has full legal right, power and capacity to enter into, execute, deliver and perform this Restated Option Agreement and all attendant documents and instruments contemplated hereby.

9. ENTIRE AGREEMENT; MODIFICATION.

This Restated Option Agreement constitutes the entire Agreement among Parent, HDIMAX, FSM and Owner pertaining to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect to the subject matter hereof. This Restated Option Agreement may not be amended or otherwise changed except by a writing executed by all of Parent, HDIMAX, FSM and Owner.

10. GOVERNING LAW

This Restated Option Agreement shall be governed by, interpreted under and construed and enforced in accordance with the Laws of Nevada.

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IN WITNESS WHEREOF, the parties have executed this Restated Option Agreement as of the date above written.

INDIGO-ENERGY, INC.

By: /s/ James C. Walter Sr.

Name: James C. Walter Sr.

Title: CEO

HDIMAX, INC.

By: /s/ Rajinder Brar

Name: Rajinder Brar

Title: CEO

FASHION STYLE MAG, INC.

By: /s/ Rajinder Brar

Name: Rajinder Brar

Title: CEO

OWNER

/s/ Rajinder Brar

Rajinder Brar

[SIGNATURE PAGE TO AMENDED AND RESTATED OPTION AGREEMENT]

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Schedule A

FSM Assets

“FSM Assets” shall mean and include any and all inventions, patents, patent applications, and patent disclosures (including all related divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof), works of authorship, content, copyrights, trademarks, service marks, trade names, domain names, trade dress, logos and similar designations, trade secrets, semiconductor design rights, computer programs (in source code and object code form), materials, records, files, flow charts, formulae, enhancements, updates, modifications, translations, licenses, permits, contracts, adaptations, information, specifications, designs, process technology, manufacturing requirements, quality control standards, information and supply chain information systems, and any other intellectual and industrial property rights, intangible property rights, and proprietary rights, whether registered or unregistered, which are owned, licensed, or otherwise acquired by FSM before or after the Effective Date, and any and all additions, modifications, enhancements, updates, extensions, derivative works, formulations or further developments thereto, used in connection with, or related to, any of the following websites with respect to their use, reproduction, distribution, performance, or display throughout the world.

FASHIONSTYLEMAG.COM - Founded: Dec 2008 / Started: January 2009; http://www.fashionstylemag.com/

The go to spot for the latest in fashion, beauty tips, how-tos, designers, celebrity trends daily. With over 83% women as its target audience according to its over 2.4 million Facebook fans and is one of the highest fashion/beauty Facebook pages on Facebook. The site reaches over 5 million unique visitors per month, according to Google Analytics, and over 5 million people on Facebook weekly, according to Facebook insights, boosting over 200 million monthly website ad impressions.

THEWOMANLIFE.COM - Founded: Dec 2008 / Started: January 2009; http://www.thewomanlife.com/

A site by women for women. Focusing on health, fitness, fashion/beauty, how-tos, celebrity trends and much more. It’s a top spot for women, with over 84% of its over 300K fans on Facebook being women. The site reaches over 2 million unique visitors per month, according to Google Analytics, and over 1 million people on Facebook weekly, according to Facebook insights, boosting over 80 million monthly website ad impressions.

SOUTHASIANLIFE.COM - Founded: Dec 1999 / Started: April 2000; http://www.southasianlife.com/

The go to spot for South Asians on the latest in fashion, beauty tips, how-tos, designers, Bollywood trends daily. With over 73% women as its target audience according to its over 2.8 million Facebook fans, spread over 5 Facebook pages focusing on Beauty, Weddings and Health. The site reaches over 700K unique visitors per month, according to Google Analytics, and over 500K million people on Facebook weekly, according to Facebook insights, boosting over 60 million monthly website ad impressions.

THEMANLIFE.COM - Founded: Dec 2008; http://www.themanlife.com/

Positioned as a source for Men's lifestyle. Which would include content on health, fitness, relationships, career, grooming, style, outdoors, sports, cars, women, and entertainment.

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